Registration No. 333-
As filed with the Securities and Exchange Commission on October 16, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	39-0178960
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin	53201-0571
(Address of Principal Executive Offices)	(Zip Code)

BRADY CORPORATION
2010 OMNIBUS INCENTIVE STOCK PLAN
BRADY CORPORATION
2010 NONQUALIFIED STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Full title of the plans)

THOMAS J. FELMER	Copy to:
Senior Vice President and Chief Financial Officer	HOYT R. STASTNEY, ESQ.
Brady Corporation	Quarles & Brady LLP
6555 West Good Hope Road	411 East Wisconsin Avenue
P.O. Box 571	Milwaukee, Wisconsin 53202
Milwaukee, Wisconsin 53201-0571
(Name and address of agent for service)
(414) 358-6600
(Telephone number, including area code, of agent for service)
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered (1)	Registered (1)	Per Share	Offering Price	Fee
Class A Nonvoting Common Stock, par value $.01 per share	3,200,000 shares	(2)	$90,809,755 (2)	$5,067.18

(1)	Consists of the following number of shares to be registered for each of the plans covered by this registration statement:

Brady Corporation 2010 Omnibus Incentive Stock Plan (the “2010 Omnibus Plan”)	3,000,000

Brady Corporation 2010 Non-Qualified Stock Option Plan for Non-Employee Directors (the “2010 Directors Plan”)	200,000
In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Class A Common Stock that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the plans.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, at the rate of $55.80 per million, based upon:

•	the exercise price of $29.78 per share for the 525,000 shares underlying options granted under the 2010 Omnibus Plan on August 3, 2009, aggregating	$15,634,500

•	the exercise price of $28.73 per share for the 355,000 shares underlying options granted under the 2010 Omnibus Plan on September 25, 2009, aggregating	$10,199,150

•	the exercise price of $28.73 per share for the 84,000 shares underlying options granted under the 2010 Directors Plan on September 25, 2009, aggregating	$2,413,320

•	the exercise price of $27.89 per share for the 5,500 shares underlying options granted under the 2010 Omnibus Plan on October 9, 2009, aggregating	$153,395

•	$27.98 per share, which is the average of the high and low sales prices of the Registrant’s Class A Common Stock on the New York Stock Exchange on October 13, 2009, for the remaining 2,230,500 shares available under the 2010 Omnibus Plan and the 2010 Directors Plan, aggregating	$62,409,390

	Total	$90,809,755

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Brady Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference by the Registrant:
•	Annual Report on Form 10-K of the Registrant for the year ended July 31, 2009.

•	Annual Report on Form 10-K/A of the Registrant for the year ended July 31, 2009.

•	Current Report on Form 8-K of the Registrant filed September 11, 2009 (incorporated only with respect to the information disclosed pursuant to Item 8.01).

•	That portion of the Registrant’s Registration Statement on Form 8-A that describes the Registrant’s Class A Nonvoting Common Stock in Item 1 thereof, which incorporates the description from the description of Registrant’s Capital Stock contained in the Registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-04155), as updated by the description of Registrant’s Capital Stock contained in the Registrant’s Registration Statement on Form S-3/A (Registration Statement No. 333-128023), and including any future amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not applicable. See fourth bullet point in Item 3 above.
Item 5. Interests of Named Experts and Counsel.
     The legality of the securities registered hereunder will be passed upon for the Registrant by Quarles & Brady LLP, the Registrant’s legal counsel. The Company’s Secretary, Hoyt R. Stastney, is a partner of Quarles & Brady LLP.

Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.
     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
     Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which the directors assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
     The Registrant’s Bylaws contain provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index following the Signatures page in this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
*****
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the Registrant is relying on Rule 430B:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the

Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
*****
     (h) Reference is made to the indemnification provisions described in Item 6 of this registration statement.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 16, 2009.

BRADY CORPORATION
By:	/s/ Thomas J. Felmer
Thomas J. Felmer,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Jaehnert, Thomas J. Felmer, and Hoyt R. Stastney, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ Frank M. Jaehnert	President and Chief Executive Officer; Director
Frank M. Jaehnert	(Principal Executive Officer)

/s/ Thomas J. Felmer	Senior Vice President and Chief Financial Officer
Thomas J. Felmer	(Principal Financial Officer)

/s/ Kathleen M. Johnson	Vice President and Chief Accounting Officer
Kathleen M. Johnson	(Principal Accounting Officer)

/s/ Bradley C. Richardson	Director
Bradley C. Richardson

/s/ Richard A. Bemis	Director
Richard A. Bemis

/s/ Robert C. Buchanan	Director
Robert C. Buchanan

/s/ Chan W. Galbato	Director
Chan W. Galbato

/s/ Frank W. Harris	Director
Frank W. Harris

S-1

Signature	Title
/s/ Frank R. Jarc	Director
Frank R. Jarc

/s/ Conrad G. Goodkind	Director
Conrad G. Goodkind

/s/ Gary E. Nei	Director
Gary E. Nei

/s/ Patrick W. Allender	Director
Patrick W. Allender

/s/ Elizabeth P. Pungello	Director
Elizabeth P. Pungello

*	Each of the above signatures is affixed as of October 16, 2009.

S-2

BRADY CORPORATION
(the “Registrant”)
(Commission File No. 001-14959)
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit		Incorporated Herein	Filed
Number	Description	by Reference To	Herewith

4.1	Restated Articles of Incorporation of the Registrant	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-04155)

4.2	Bylaws of the Registrant, as amended	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed September 15, 2006

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Exhibit 5

24	Power of Attorney		Contained in Signatures page to this Registration Statement

99.1	Brady Corporation 2010 Omnibus Incentive Stock Plan	Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K filed September 28, 2009

99.2	Brady Corporation 2010 Non-Qualified Stock Option Plan For Non-Employee Directors	Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed September 28, 2009

E-1